Exhibit 99.2

3Q CONFERENCE CALL SCRIPT

October 23, 2003

JKM COMMENTS

Good morning and welcome to Chesapeake Corporation's third quarter conference call. I'm Joel Mostrom, vice president and treasurer, and joining me today are Tom Johnson, chairman and chief executive officer and Andy Kohut, our chief financial officer.

Tom will begin with comments regarding the overall results of the quarter. Andy will then provide a few more details for the quarter, and Tom will conclude with some comments on our outlook for the remainder of 2003. After that, we will be available for questions.

Before we get started, I want to advise all participants that this call is being recorded by Chesapeake Corporation and is copyrighted material. It cannot be recorded or rebroadcast without Chesapeake's express permission. Furthermore, the comments on this call may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act. The accuracy of such forward-looking statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements. Certain of those risks, uncertainties and assumptions are set forth in the summary of this conference call, which will be posted on the Company's web site at the conclusion of this call.

Now I will turn the call over to Tom.

THJ COMMENTS

Good morning everyone. Earlier today we reported third quarter net income of $3.4 million, or $0.22 per share. We had expected lower earnings during the third quarter, compared to last year, due to reduced land development sales as we wind down that business segment. However, three discrete events occurred during the quarter to further reduce volume and profitability below our expectations. Let me take a few minutes to review these three items:

First, weaker volumes in the alcoholic drinks markets did not recover to the level we had anticipated, as we continue to see the lingering impact of SARS and the Iraqi conflict on the travel related sales channels. Second, and also within the international & branded sector, demand for confectionery packaging was adversely affected by the extreme heat in Europe this summer. Many of our confectionery customers curtailed production at their facilities due to heat related issues. In addition to these two market related issues, we experienced an equipment fire at one of our food & household plants. This event contributed to a shortfall in expected sales in that sector in both August and September. Andy will provide more details on this during his report; however I would like to say our people did a great job of recovery after the fire, with no personal injuries involved, and we expect an insurance recovery for the losses related to the equipment fire to be booked in the fourth quarter.

On a positive note for the quarter, our plastics segment continues to turn in a solid performance. Year-to-date sales in this segment are up 25% and earnings before interest and taxes are up over 38%. Within the paperboard segment, luxury packaging and pharma volumes continue to improve, however the product mix and new product launch expenses within the pharma sector have had a dampening effect on margins. Andy will comment on this further during his remarks.

In summary, operating results for the quarter were lower primarily due to paperboard packaging volume shortfalls and reduced land sales. As you can see from the nature of the events that occurred in this quarter, we believe they represent short-term issues rather than long-term trends. More recently, volume in some of the areas I mentioned appears to be recovering and we believe the strength of our business platform will enable us to benefit as volume recovers.

Now let me turn the call over to Andy.

AJK COMMENTS

Thanks Tom, and good morning.

As announced earlier today, net income for the third quarter of 2003 of $3.4 million, or $0.22 per share, compared to net income of $10.5 million, or $0.69 per share, for the third quarter of 2002. Included in our third quarter 2002 results was a gain on sale of discontinued operations of $1.4 million, net of income taxes, or $0.09 per share. EBIT for the third quarter of 2003 of $14.4 million was down about 38% when compared to EBIT of $23.4 million for the third quarter of 2002. About 80% of this decline in EBIT can be attributed to reduced land development sales and the dispositions of two plants in the Paperboard Packaging segment. Specifically, EBIT for the third quarter of 2002 included a gain of approximately $3.1 million on the sale of a plant in England, while EBIT for the third quarter of 2003 included a loss of approximately $600,000 on the sale of a plant in Scotland. The remaining decrease in EBIT reflected lower sales volumes and pricing pressure across the Paperboard Packaging segment and increased corporate costs, partially offset by increased volume in our Plastic Packaging segment. In addition, favorable foreign currency translation rates increased EBIT for the quarter by approximately 7%.

Now I'd like to further describe the results of operations for the third quarter starting with our largest business segment -- Paperboard Packaging.

Third quarter net sales of $185.0 million were up 4% compared to net sales for the third quarter of last year. The increase was primarily due to the favorable impact of foreign currency exchange rates. In addition, the luxury packaging and pharmaceutical and healthcare sectors have seen slightly improved volume quarter-over-quarter compared to the prior year. Offsetting this increase were declines in volume across the remaining sectors in the paperboard packaging segment. In particular, the tobacco sector saw declines in volume, primarily related to exports to the Asian markets. As Tom mentioned, we experienced an equipment fire at one of our plants in the food and household sector which reduced expected volume for the 2003 third quarter. In our international and branded sector, record summer temperatures in Europe depressed the volume of confectionery cartons as customers curtailed production at a number of their facilities. In addition, alcoholic drink cartons remained sluggish for the third quarter due to a lag in the international travel related sales channel; however, recent customer orders indicate that volume is picking up in the early fourth quarter.

The Paperboard Packaging segment's EBIT for the third quarter of 2003 was $14.4 million, compared to $19.6 million in the third quarter of 2002, or a decrease of 27%. This decrease was made up of several factors. Tobacco packaging exports for the Asian markets and confectionery packaging experienced declines in sales volume reducing profitability during the third quarter. Continuing from the previous quarter, overall volume in the pharma sector continues to improve, however we experienced a less favorable product mix during the third quarter and start-up expenses associated with a major product launch. Also impacting 2003 third quarter results was the equipment fire. As a result of the fire, $1.2 million in stock was written off due to smoke damage, and we experienced higher labor and production costs as additional shifts were added at other plants to supply our customers. Most of these costs incurred during the third quarter have been offset by insurance proceeds, and we expect to realize a gain of approximately $3.8 million in the fourth quarter when we receive additional insurance proceeds for the equipment loss.

We continue to realize the benefits of the 2002 cost saving initiatives in the international and branded sector, and our French luxury packaging business showed improved results because of increased volume from gains in local market share. The third quarter 2003 results were also favorably impacted as a result of foreign currency exchange rates.

The Plastic Packaging segment's third quarter sales of $31.1 million were up about 27% from last year's third quarter sales and EBIT for the segment increased to $3.0 million in the third quarter of 2003, compared to $1.6 million in the third quarter of 2002. Across the Plastic Packaging segment, volume continues to be good and margins are stable as the record temperatures in Europe served to increase the soft drinks and water business and we realized increased volume from our investments in South Africa. Plastic Packaging's third quarter 2003 results were also favorably impacted as a result of foreign currency exchange rates.

We had decreased sales activity in our land development business for the third quarter of 2003 as this segment winds down. EBIT of $1.2 million for the third quarter of 2003 compared to EBIT of $4.9 million in the third quarter of last year. We expect that the liquidation of our land holdings will be substantially complete in the next 6 to 9 months.

Corporate Headquarters' expenses in the third quarter were up $1.5 million compared to the third quarter of 2002 due to increases in pension, insurance and long-term incentive costs.

Net interest expense for the third quarter of 2003 was $10.1 million, compared to $11.5 million in the third quarter of 2002 despite the negative impact of currency exchange rates. Lower average interest rates were the primary reason behind the decrease. As mentioned in previous quarters, our local currency denominated debt on our balance sheet serves as a partial natural hedge against currency fluctuations. When we compare the third quarter of 2003 to the third quarter of 2002, the change in currency translation rates caused interest expense to increase by approximately $300,000.

Net debt at the end of the third quarter was approximately $484.9 million, an increase of about $9.2 million over the balance at year end. Excluding the impact of changes in foreign currency translation rates, net debt decreased approximately $1.6 million. In the fourth quarter, we expect to see net debt levels decline by more than $10 million despite the funding of $9 million for the settlement of environmental obligations at our former West Point Mill discussed in the second quarter.

Although third quarter earnings were below last year, our cash generated from operating activities was up $20.3 million compared to last year's third quarter, and totals $48 million on a year-to-date basis. Capital spending for the third quarter of 2003 was about $12.7 million, of which approximately $4.6 million related to the construction of two new plants in Germany.

Now, back to Tom for some closing remarks.

THJ COMMENTS

Thanks, Andy. Before we get to your questions I would like to conclude today's remarks with a few comments on the balance of 2003.

Despite a somewhat sluggish economy, our primary end-use markets remain relatively strong and our factories are currently busy. Most of our target markets currently appear stable, and we continue to believe that we serve attractive end-use markets that provide growth opportunities and demonstrate resiliency during slowdowns in economic activity.

Based on results to date, together with expected seasonal demand during the fourth quarter and the anticipated insurance recovery related to the equipment fire, the company expects earnings and free cash flow for 2003 to be at the lower end of our previously disclosed ranges of $1.65 to $1.95 per share, and $20 million to $30 million, respectively.

Now at this time we would be happy to take your questions.

JKM CLOSE

I'd like to remind everyone today's call will be available for replay on our website, http://www.cskcorp.com or can be accessed by calling 888-203-1112 or 719-457-0820 (code 225190).

This concludes today's call. Thank you for participating.